EXHIBIT 99.1

MannKind Corporation Reports 2013 Fourth Quarter and Full Year Financial Results

Conference Call to Begin Today at 5:00 PM ET

VALENCIA, Calif., Feb. 18, 2014 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today reported financial results for the fourth quarter and full year ended December 31, 2013.

For the fourth quarter of 2013, total operating expenses were $46.6 million, compared to $33.5 million for the fourth quarter of 2012, an increase of $13.1 million. Research and development (R&D) expenses were $29.0 million for the fourth quarter of 2013, compared to $25.3 million for the corresponding quarter in 2012, due to an increase in non-cash stock compensation expense of $4.3 million that was offset by a decrease in clinical trial related expenses of $1.3 million. General and administrative (G&A) expenses increased by $9.4 million to $17.6 million for the fourth quarter of 2013, compared to $8.2 million in the fourth quarter of 2012. The increase in G&A expenses was due to an increase in non-cash stock compensation expense of $6.0 million and increased professional legal and financing fees of $2.2 million as compared to the corresponding quarter of the prior year. Non-cash stock compensation expense results from vesting of stock awards over time and upon achievement of specific regulatory and business development milestones related to AFREZZA.

For fiscal year 2013, operating expenses totaled $169.4 million, compared to $147.0 million for fiscal year 2012. Total R&D expenses for fiscal year 2013 increased by $8.2 million, or 8.1%, to $109.7 million for fiscal year 2013 as compared to $101.5 million for fiscal year 2012, due to an increase in non-cash stock compensation expense of $14.2 million that was offset by a decrease in clinical trial related expense in 2013. G&A expenses increased by $14.2 million, or 31.2%, to $59.7 million for fiscal year 2013 as compared to $45.5 million in fiscal year 2012, due to increased non-cash stock compensation expense of $17.7 million and increased professional legal and financing fees of $2.3 million in 2013 that was offset by the $6.5 million litigation settlement accrual recorded in 2012.

The net loss applicable to common stockholders for fiscal year 2013 was $(191.5) million, or $(0.64) per share based on 299.6 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $(169.4) million, or $(0.94) per share based on 180.9 million weighted average shares outstanding for fiscal year 2012. The number of common shares outstanding at December 31, 2013 was 369,391,972.

Cash and cash equivalents were $70.8 million at December 31, 2013 and $61.8 million at December 31, 2012. Currently, there is $30.1 million of available borrowings under the amended loan arrangement with The Mann Group.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (800) 708-4540 or (847) 619-6397 and use the participant passcode: 36435002. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 3643 5002#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. Its lead product candidate, AFREZZA®, has completed Phase 3 clinical trials.

MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, difficulties or delays in obtaining regulatory feedback or completing and analyzing the results of clinical studies, MannKind's ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2012 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)
	Three months ended December 31,		Twelve months ended December 31,		Cumulative period from February 14, 1991 (date of inception) to December 31,
	2013	2012	2013	2012	2013
Revenue	$ —	$ —	$ —	$ 35	$ 3,166

Operating expenses:
Research and development	28,988	25,275	109,719	101,522	1,577,292
General and administrative	17,629	8,211	59,682	45,473	485,386
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428

Total operating expenses	46,617	33,486	169,401	146,995	2,233,832

Loss from operations	(46,617)	(33,486)	(169,401)	(146,960)	(2,230,666)
Other income (expense)	(683)	(13,269)	(635)	(1,191)	(2,902)
Interest expense on note payable to related party	(1,185)	(2,170)	(6,309)	(10,491)	(45,134)
Interest expense on senior convertible notes and facility financing obligation	(5,101)	(2,861)	(15,153)	(11,139)	(55,086)
Interest income	4	5	8	7	37,004

Loss before benefit for income taxes	(53,582)	(51,781)	(191,490)	(169,774)	(2,296,784)
Income tax benefit	—	—	—	408	382

Net loss	(53,582)	(51,781)	(191,490)	(169,366)	(2,296,402)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)

Net loss applicable to common stockholders	$ (53,582)	$ (51,781)	$ (191,490)	$ (169,366)	$ (2,319,614)

Net loss per share applicable to common stockholders — basic and diluted	$ (0.16)	$ (0.23)	$ (0.64)	$ (0.94)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	337,284	229,234	299,591	180,855

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	December 31, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$ 70,790	$ 61,840
Prepaid expenses and other current assets	5,485	4,970
Total current assets	76,275	66,810
Property and equipment — net	176,557	183,961
Other assets	5,814	543
Total	$ 258,646	$ 251,314
Liabilities and Stockholders' Deficit
Current liabilities	$ 127,794	$ 144,775
Senior convertible notes	98,439	97,583
Note payable to related party	49,521	119,635
Other liabilities	13,605	—
Stockholders' deficit	(30,713)	(110,679)
Total	$ 258,646	$ 251,314
CONTACT: Company Contact:
         Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com